Media Contact: Esther Hallmeyer SHIFT Communications 415-591-8439 real@shiftcomm.com
REALNETWORKS HIRES MIKE MULICA TO BE
PRESIDENT OF WORLDWIDE SALES AND BUSINESS DEVELOPMENT;
APPOINTS MAX PELLEGRINI TO NEW ROLE AS
PRESIDENT OF PRODUCTS AND MARKETING

SEATTLE, June 10, 2014 – RealNetworks, Inc. (NASDAQ: RNWK) today announced that highly regarded mobile industry executive Mike Mulica, former CEO of Openwave, has joined the company as President of Worldwide Sales and Business Development. In this new role, Mulica will oversee sales, business development, and partnerships at Real.

“Mike is a world-class executive who has built and run major mobile internet businesses at a series of leading globally focused public and venture-backed companies,” said Rob Glaser, Founder and Interim CEO at RealNetworks. “Mike’s depth in the mobile business ecosystem is unsurpassed in the industry, and I’m sure he will have a very significant impact as we take Real’s turnaround into its next phase.”

“I’m thrilled to join RealNetworks in the midst of a rapidly evolving and forward-thinking time for both the company and the mobile industry,” said Mulica. “RealNetworks has heavily invested in compelling consumer and carrier-focused mobile products and services, laying the groundwork to establish the company as an important innovation platform globally.”

In the context of Mike joining the company, RealNetworks will be bringing together its two largest divisions, Mobile Entertainment and the RealPlayer® Group, under a common management team. Max Pellegrini, currently President of RealNetworks’ Mobile Entertainment division, will move into a new role as President of Products and Marketing at RealNetworks, focused on the combined mobile entertainment and RealPlayer product lines.

“In 2013, we revitalized Real’s product line with innovative products such as RealPlayer Cloud and LISTEN™,” Glaser continued. “As we move into our next phase of our turnaround, there are great opportunities for marketing, sales, and business leverage across all of our Mobile Entertainment and Cloud Products. Teaming up Max and Mike in this new structure sets us up to take the best advantage of this leverage.”

Both Pellegrini and Mulica will report directly to Glaser. These organizational and leadership changes do not impact the rest of Real’s organizational structure or senior leadership team, or how Real plans to report its 2014 financial results.

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In the first quarter of 2014, RealNetworks continued the global rollout out of RealPlayer Cloud, a platform-agnostic cloud service for consumers that allows its more than 2 million users to store their videos, and play them on and share them to any device. Additionally, RealNetworks’ Mobile Entertainment division launched LISTEN™ in the U.S. for T-Mobile subscribers, the first direct-to-consumer RingBack Tone (RBT) app.

About RealNetworks, Inc.
RealNetworks creates innovative products and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type, and social network. Find RealNetworks corporate information at www.realnetworks.com.

RealNetworks and its respective logos are trademarks, registered trademarks, or service marks of RealNetworks. Other products and company names mentioned are the trademarks of their respective owners.

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